Exhibit 99.2

Company Contact:
Michael Selsman
Public Communications Co.
ms@publiccommunications.biz
310-553-5732

NEAH TO DEVELOP FUEL CELL CHARGER FOR INDIA’S EKO VEHICLES

Bothell, WA., July 1, 2009 – NEAH Power Systems, Inc., (OTCBB: NPWS) www.neahpower.com, the company leading development in fuel cells for the military and portable electronic devices, announced today it has signed a Memorandum of Understanding (MOU) with EKO Vehicles of Bangalore, India, (http://www.ekovehicle.com/), India’s number one producer of two-wheeled electric vehicles, to explore joint development of an on-board methanol fuel cell battery charger for their line of battery-powered electric scooters based on NEAH’s novel anaerobic direct methanol fuel cell prototype.

NEAH, which successfully demonstrated a new type of low cost, high reliability and power, liquid electrolyte based direct methanol fuel cell that does not require air to operate, will adapt its technology for EKO’s new line of EV 60 electric scooters. This second generation product is already being sold in the United States, Europe, and Asia.. A video of the technology, markets that Neah serves and demonstration of the technology can be seen on YouTube, as well as on the company’s website.

“This is a great opportunity to help reduce pollution in one of the earth’s most populated areas, as NEAH fuel cells operate in both aerobic and anaerobic manner,” Dr. Christopher D’Couto, NEAH’s CEO, said.  “Our micro fuel cells may eventually replace batteries for most uses.”

“We welcome NEAH’s technology as a valuable aspect of our goal to help eliminate the levels of air and noise pollution, which can be contained by the introduction and use of electric and hybrid-powered vehicles for short distance transportation in our cities, towns and villages,” said Mr. Anil Ananthakrishna, Chairman and Chief Executive Officer of EKOVEHICLES Pvt. Ltd.

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About NEAH Power

NEAH Power Systems, Inc. (NPWS) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes.

Further company information can be found at www.neahpower.com.

About EKO Vehicles

Eko Vehicles Pvt. Ltd., mission is to promote environmental consciousness and create a pollution-free atmosphere which is also pocket book friendly . Founder Anil Ananthakrishna has more than 30 years experience in non-polluting powered vehicle design, testing and manufacturing, industrial consulting and business management. The company is in the process of setting up “Rapid Battery Charging Stations” at several places in the city of Bangalore, enabling customers to charge the vehicle in just 12-15 minutes. EKO is planning to launch electric three-seater, three-wheeler and four-seater omni-type four-wheelers with the same concept.

Forward-Looking Statements
This press release contains forward looking statements and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Factors that might cause such material difference include, among others, our limited operating history, potential research and prototype delays, difficulties in developing and commercializing new technologies.